Exhibit 99.1

Imation Announces Third Quarter Results and Acceleration of Its Strategic Transformation

OAKDALE, Minn.--(BUSINESS WIRE)--October 24, 2012--Imation Corp. (NYSE: IMN) a global scalable storage and data security company, today made several announcements: third quarter financial results; the realignment of its global business into two new business units; a cost reduction program; and increased focus on data storage and security including exploring strategic options for its consumer electronic brands and businesses.

Q3 Overview

The Company reported Q3 2012 net revenue of $248.2 million, down 19.6 percent from Q3 2011, an operating loss of $6.5 million including a benefit in restructuring and other charges of $3.6 million, and a diluted loss per share of $0.17. Excluding the net benefit in restructuring and other charges, Q3 2012 operating loss would have been $10.1 million and diluted loss per share would have been $0.26 (see Tables Five and Six for Non-GAAP measures).

Imation President and Chief Executive Officer Mark Lucas commented: “Our revenues came in below our expectations in most product lines and in all regions. While weak macro-economic conditions were a factor, we are certainly not satisfied with this performance. Given our soft results it is now not likely that we will return to total company revenue growth in the near term.”

Strategic Initiatives

Lucas commented, “Our traditional media businesses are declining faster than we anticipated driving the need to accelerate our transformation through the following actions. First, we are reorganizing into two channel-focused business units; second, we are implementing an aggressive cost reduction program; and finally we will explore strategic options for our consumer electronic brands and businesses. These actions will further focus the Company on Secure and Scalable Storage with large, growing markets and higher margins. The third quarter all-time high margins achieved in Secure and Scalable Storage provides concrete evidence of the potential of this market. Based on Imation’s strong competency in data storage, we are confident in our strategy to transform the Company into a data storage and data security company.”

Organizational Realignment into Global Business Units - To better align the Company with its key commercial and consumer channels, Imation will realign its organizational structure into two business units: Tiered Storage and Security Solutions (TSS), which will focus on small and medium business, enterprise and government customers; and Consumer Storage and Accessories (CSA), which will focus on retail channels.

Said Lucas, “Imation is undergoing a transformation to build a long-term platform for growth and increased margins. We are realigning our organization into two business units to provide a more focused customer-centric structure that leads to faster decision-making, clearer accountability, a more nimble organization and increased efficiency worldwide. We are fortunate to have two highly skilled and experienced leaders to head up the business units.”

Leading the new TSS business unit will be Ian Williams, currently Imation vice president, global marketing and product management. Williams, who joined the Company in early 2011, has a deep data storage background. Greg Bosler, currently Imation senior vice president, global business management, will lead the CSA business. Bosler brings extensive experience in retail sales, marketing and general management; he has been with Imation since 2009.

Cost Reduction Program - In conjunction with the realignment of the business structure, the Company is also taking actions to right-size its operations with the goal of reducing operating expenses by approximately 25 percent. The program will address process improvements globally, product line rationalization and infrastructure, and include a reduction of approximately 20 percent of Imation’s global workforce. The staff reductions are expected to occur in 2013. Impacted employees will be provided financial support and outplacement assistance.

The company anticipates it will incur cash charges up to $40 million, with total charges expected to be $50 million to $60 million.

According to Lucas, “Our more focused business units will allow us to operate more efficiently, right-size our operating expense levels and forge a path to improved profitability.”

Increased Focus on Data Storage and Security - As the Company intensifies its focus and investment in data storage and security, management will also explore strategic alternatives for its consumer electronic brands and businesses.

Lucas said, “We are assessing strategic options for our consumer electronic lines in order to focus our attention and resources on data storage and security in all our distribution channels.”

The Company will continue to evaluate potential asset impairments during the fourth quarter. The Company has total acquired intangible assets including goodwill of approximately $325 million. If the analysis indicates an impairment, a material non-cash charge could be incurred in the fourth quarter.

Q3 2012 Financial Results

Net revenue for Q3 2012 was $248.2 million, down 19.6 percent from Q3 2011. From a regional perspective, Americas revenue decreased 17.0 percent, Europe revenue decreased 22.0 percent, North Asia revenue decreased 17.7 percent and South Asia revenue decreased 29.9 percent.

Gross margin for Q3 2012 was 18.4 percent, relatively flat from 18.5 percent in Q3 2011. Gross margins continued to improve in our Secure and Scalable Storage products as well as our AVI products, however, these were offset by modest declines in our traditional storage gross margins.

Selling, general and administrative (SG&A) expenses for Q3 2012 were $50.7 million, down $2.0 million compared with Q3 2011 expenses of $52.7 million.

Research and development (R&D) expenses for Q3 2012 were $5.1 million, relatively unchanged compared with Q3 2011 expenses of $5.3 million.

Restructuring and other charges were a benefit of $3.6 million in Q3 2012 due primarily to adjustment of an acquisition-related contingent liability. Restructuring and other charges were $7.5 million in Q3 2011.

Operating loss was $6.5 million in Q3 2012 compared with an operating loss of $8.3 million in Q3 2011. Excluding the impact of restructuring and other charges described in Tables Five and Six for Non-GAAP measures, adjusted operating loss would have been $10.1 million in Q3 2012 compared with adjusted operating loss on the same basis of $0.8 million in Q3 2011.

Income tax benefit was $0.3 million in Q3 2012 compared with income tax provision of $2.1 million in Q3 2011. The Company maintains a valuation allowance related to its U.S. deferred tax assets and, therefore, no tax provision or benefit was recorded related to its 2012 U.S. results.

Loss per diluted share was $0.17 in Q3 2012 compared with $0.38 in Q3 2011. Excluding the impact of restructuring and other charges described in Tables Five and Six for Non-GAAP measures, adjusted loss per diluted share would have been $0.26 in Q3 2012 compared with adjusted loss per diluted share of $0.18 in Q3 2011.

Cash and cash equivalents ending balance was $186.3 million as of September 30, 2012, down $25 million during the quarter driven primarily by a final payment associated with a 2009 litigation settlement.

Webcast and Replay Information

A teleconference is scheduled for 9:00 AM Central Time today, October 24, 2012, and will be available on the Internet on a listen-only basis at www.ir.Imation.com or www.streetevents.com. The Company's quarterly financial results and today’s other announcements will be discussed.

A taped replay of the teleconference will be available beginning at 12:30 PM Central Time on October 24, 2012 until 11:00 PM Central Time on November 1, 2012 by dialing 855-859-2056 (conference ID 64542815). All remarks made during the teleconference will be current at the time of the teleconference and the replay will not be updated to reflect any subsequent developments.

Description of Tables

Table One - Consolidated Statements of Operations
Table Two - Consolidated Balance Sheets
Table Three - Supplemental Segment and Product Information
Table Four - Operations, Cash Flow and Additional Information
Table Five - Non-GAAP Financial Measures
Table Six - Non-GAAP Financial Measures

Non-GAAP Financial Measures

The Non-GAAP financial measurements (adjusted operating income (loss), adjusted income (loss) per diluted share) are provided to assist in understanding the impact of certain items on Imation's actual results of operations when compared with prior periods (see Tables Five and Six). Management believes this will assist investors in making an evaluation of Imation's performance against prior periods on a comparable basis by adjusting for these items. Management understands that there are material limitations on the use of Non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures for the purpose of analyzing financial performance. These Non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from Non-GAAP measures used by other companies. In addition, these Non-GAAP measures are not based on any comprehensive set of accounting rules or principles. This information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States of America.

About Imation Corp.

Imation (NYSE: IMN) is a global scalable storage and data security company. The Company's portfolio includes tiered storage and security offerings for business and products designed to manage audio and video information in the home. Imation reaches customers in more than 100 countries through a powerful global distribution network and well recognized brands. Additional information about Imation is available at www.imation.com.

Risk and Uncertainties

Certain information contained in this press release which does not relate to historical information may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause our actual results in the future to differ materially from our historical results and those presently anticipated or projected. We wish to caution investors not to place undue reliance on any such forward-looking statements. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. Risk factors include our ability to successfully implement our strategy; our ability to grow our business in new products with profitable margins and the rate of revenue decline for certain existing products; the ability of our data security products to withstand cyber-attacks; the ability to quickly develop, source, introduce and deliver differentiating and innovative products; our potential dependence on third parties for new product introductions or technologies in order to introduce our own new products; the ready availability and price of energy and key raw materials or critical components including due to the effects of natural disasters and our ability to pass along raw materials price increases to our customers; continuing uncertainty in global and regional economic conditions including adverse effects of the ongoing sovereign debt crisis in Europe, increased Euro currency exchange rate volatility, and related austerity measures and their potential impact on European economic growth; our ability to identify, value, integrate and realize the expected benefits from any acquisition which has occurred or may occur in connection with our strategy; the possibility that our goodwill or any goodwill that we acquire may become impaired; the seasonality and volatility of the markets in which we operate; foreign currency fluctuations; changes in European law or practice related to the imposition or collectability of optical levies; significant changes in discount rates and other assumptions used in the valuation of our pension plans; the possibility that our intangible assets may become impaired; acquisition related contingent consideration, which is recorded at fair value and revalued each period, differs from the obligation recorded during the previous period resulting in income or expense being recorded on the consolidated statements of operations; changes in tax laws, regulations and results of inspections by various tax authorities; our ability to successfully defend our intellectual property rights and the ability or willingness of our suppliers to provide adequate protection against third party intellectual property or product liability claims; the outcome of any pending or future litigation; failure to adequately protect our information systems from cyber-attacks; our ability to meet our revenue growth, gross margin and earnings targets and the volatility of our stock price due to our results or market trends, as well as various factors set forth from time to time in our filings with the Securities and Exchange Commission.

Table One

IMATION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except for per share amounts)
(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2012	2011	2012	2011
Net revenue	$248.2	$308.6	$800.5	$948.1
Cost of goods sold	202.5	251.4	646.3	782.9
Gross profit	45.7	57.2	154.2	165.2

Operating expense:
Selling, general and administrative	50.7	52.7	160.2	150.8
Research and development	5.1	5.3	17.7	15.0
Goodwill impairment	-	-	-	1.6
Litigation settlement	-	2.0	-	2.0
Restructuring and other	(3.6)	5.5	2.0	16.8
Total	52.2	65.5	179.9	186.2

Operating loss	(6.5)	(8.3)	(25.7)	(21.0)

Other expense (income):
Interest income	(0.1)	(0.2)	(0.4)	(0.6)
Interest expense	0.6	0.8	2.4	2.7
Other, net	(0.4)	3.1	2.2	6.2
Total	0.1	3.7	4.2	8.3

Loss before income taxes	(6.6)	(12.0)	(29.9)	(29.3)

Income tax (benefit) provision	(0.3)	2.1	0.6	4.5

Net loss	$(6.3)	$(14.1)	$(30.5)	$(33.8)

(Loss) earnings per common share
Basic	$(0.17)	$(0.38)	$(0.81)	$(0.89)
Diluted	(0.17)	(0.38)	(0.81)	(0.89)

Weighted average shares outstanding
Basic	37.4	37.5	37.6	37.8
Diluted	37.4	37.5	37.6	37.8

Table Two

IMATION CORP.
CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	September 30,	December 31,
	2012	2011
ASSETS
Current assets
Cash and cash equivalents	$186.3	$223.1
Accounts receivable, net	178.2	234.9
Inventories	211.5	208.8
Other current assets	61.0	49.7

Total current assets	637.0	716.5

Property, plant and equipment, net	55.8	55.4
Intangible assets, net	300.6	321.7
Goodwill	31.3	31.3
Other assets	27.4	24.4

Total assets	$1,052.1	$1,149.3

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$172.0	$205.2
Other current liabilities	129.0	151.2

Total current liabilities	301.0	356.4

Other liabilities	51.5	69.2

Total liabilities	352.5	425.6
Commitments and contingencies
Shareholders' equity	699.6	723.7

Total liabilities and shareholders' equity	$1,052.1	$1,149.3

Table Three

IMATION CORP.
SUPPLEMENTAL SEGMENT AND PRODUCT INFORMATION
(Dollars in millions)
(Unaudited)

	Three months ended		Three months ended
	September 30,		September 30,
	2012		2011		% Change
	Revenue	% Total	Revenue	% Total
Americas	$117.3	47.3%	$141.4	45.8%	-17.0%
Europe	44.3	17.8%	56.8	18.4%	-22.0%
North Asia	62.0	25.0%	75.3	24.4%	-17.7%
South Asia	24.6	9.9%	35.1	11.4%	-29.9%
Total	$248.2	100.0%	$308.6	100.0%

	Revenue	% Total	Revenue	% Total
Traditional storage
Optical products	$97.0	39.1%	$126.8	41.1%	-23.5%
Magnetic products	68.3	27.5%	76.9	24.9%	-11.2%
Other traditional storage	3.2	1.3%	13.0	4.2%	-75.4%
Total traditional storage	168.5	67.9%	216.7	70.2%	-22.2%
Secure and scalable storage	44.5	17.9%	48.2	15.6%	-7.7%
Audio and video information	35.2	14.2%	43.7	14.2%	-19.5%
Total	$248.2	100.0%	$308.6	100.0%

	Operating Income		Operating Income
	(Loss)	OI %	(Loss)	OI %
Americas	$(0.5)	-0.4%	$(0.8)	-0.6%	-37.5%
Europe	(1.9)	-4.3%	4.6	8.1%	-141.3%
North Asia	0.7	1.1%	(0.3)	-0.4%	NM
South Asia	(0.5)	-2.0%	1.4	4.0%	-135.7%
Corp/Unallocated (1)	(4.3)	NM	(13.2)	NM	NM
Total	$(6.5)	-2.6%	$(8.3)	-2.7%

	Gross Margin		Gross Margin

Traditional storage	18.0%		19.9%
Secure and scalable storage	22.0		15.6
Audio and video information	15.9		15.1
	18.4		18.5

Inventory write-offs related to restructuring programs	0.0		0.0
Total	18.4%		18.5%

	Nine months ended		Nine months ended
	September 30,		September 30,
	2012		2011		% Change
	Revenue	% Total	Revenue	% Total
Americas	$373.6	46.7%	$427.3	45.1%	-12.6%
Europe	149.0	18.6%	183.2	19.3%	-18.7%
North Asia	194.4	24.3%	229.6	24.2%	-15.3%
South Asia	83.5	10.4%	108.0	11.4%	-22.7%
Total	$800.5	100.0%	$948.1	100.0%

	Revenue	% Total	Revenue	% Total
Traditional storage
Optical products	$317.8	39.7%	$383.8	40.5%	-17.2%
Magnetic products	215.0	26.8%	244.7	25.8%	-12.1%
Other traditional storage	11.7	1.5%	38.6	4.1%	-69.7%
Total traditional storage	544.5	68.0%	667.1	70.4%	-18.4%
Secure and scalable storage	147.3	18.4%	156.3	16.5%	-5.8%
Audio and video information	108.7	13.6%	124.7	13.1%	-12.8%
Total	$800.5	100.0%	$948.1	100.0%

	Operating Income		Operating Income
	(Loss)	OI %	(Loss)	OI %
Americas	$3.0	0.8%	$2.3	0.5%	30.4%
Europe	(5.8)	-3.9%	7.8	4.3%	-174.4%
North Asia	2.8	1.4%	9.1	4.0%	-69.2%
South Asia	0.8	1.0%	2.3	2.1%	-65.2%
Corp/Unallocated (1)	(26.5)	NM	(42.5)	NM	NM
Total	$(25.7)	-3.2%	$(21.0)	-2.2%

	Gross Margin		Gross Margin

Traditional storage	19.4%		19.0%
Secure and scalable storage	20.6		14.1
Audio and video information	16.7		14.3
	19.3		17.6

Inventory write-offs related to restructuring programs	0.0		(0.2)
Total	19.3%		17.4%

NM - Not Meaningful
(1) Corporate and unallocated amounts include inventory write-offs related to restructuring programs, goodwill impairment, intangible accelerated amortization, research and development expense, corporate expense, stock-based compensation expense, and restructuring and other charges that are not allocated to the regional markets we serve. We believe this avoids distorting the operating income for the regional segments.

Table Four

IMATION CORP.
OPERATIONS, CASH FLOW AND ADDITIONAL INFORMATION
(Dollars in millions)
(Unaudited)

		Three Months Ended		Nine Months Ended
	(Dollars in millions)	September 30		September 30
		2012	2011	2012	2011
	Operations
	Gross Profit	$45.7	$57.2	$154.2	$165.2
	Gross Margin %	18.4%	18.5%	19.3%	17.4%
	Operating (Loss) Income	$(6.5)	$(8.3)	$(25.7)	$(21.0)
	Operating (Loss) Income %	-2.6%	-2.7%	-3.2%	-2.2%

	Cash Flow
	Net cash (used in) provided by operating activities	$(20.7)	$(16.3)	$(22.6)	$(31.6)
	Net cash (used in) provided by investing activities	$(2.4)	$(2.1)	$(6.1)	$(32.1)
	Net cash (used in) provided by financing activities	$(3.0)	$(2.9)	$(8.5)	$(9.1)
	Cash and cash equivalents - end of period	$186.3	$232.9	$186.3	$232.9

	Capital Spending	$3.3	$1.6	$8.4	$6.1
	Depreciation	$1.9	$2.7	$6.1	$8.4
	Amortization	$7.2	$6.6	$21.7	$18.8

	NM - Not Meaningful

	Asset Utilization Information *
				September 30	December 31
				2012	2011

	Days Sales Outstanding (DSO)			62	58
	Days of Inventory Supply			76	85
	Debt to Total Capital			0.0%	0.0%

	Other Information

	Approximate employee count as of September 30, 2012:				1,080
	Approximate employee count as of December 31, 2011:				1,130
	Book value per share as of September 30, 2012:				$18.76
	Shares used to calculate book value per share (millions):				37.3
	Imation repurchased approximately 429,0000 shares of its stock during the quarter for $2.5 million.
	Authorization for repurchase of approximately 4.2 million shares remains outstanding based on the latest Board authorization.

*	These operational measures, which we regularly use, are provided to assist in the investor's further understanding of our operations.

	Days Sales Outstanding is calculated using the count-back method, which calculates the number of days of most recent revenue that are reflected in the net accounts receivable balance.

	Days of Inventory Supply is calculated using the current period inventory balance divided by an estimate of the inventoriable portion of cost of goods sold expressed in days.

	Debt to Total Capital is calculated by dividing total debt (long term plus short term) by total shareholders' equity and total debt.

Table Five

IMATION CORP.
Non-GAAP Financial Measures
(In millions, except for per share amounts)
(Unaudited)

	Three Months Ended			Three Months Ended
	September 30, 2012			September 30, 2011
	GAAP	Adj *	Non-GAAP	GAAP	Adj *	Non-GAAP
Net revenue	$248.2	$-	$248.2	$308.6	$-	$308.6
Cost of goods sold	202.5	-	202.5	251.4	-	251.4
Adjusted gross profit	$45.7	$-	$45.7	$57.2	$-	$57.2

Adjusted gross margin	18.4%		18.4%	18.5%		18.5%

Operating (loss) income	$(6.5)	$(3.6)	$(10.1)	$(8.3)	$7.5	$(0.8)

Adjusted income tax provision (benefit)	$(0.3)	$-	$(0.3)	$2.1	$-	$2.1

Adjusted (loss) income	$(6.3)	$(3.6)	$(9.9)	$(14.1)	$7.5	$(6.6)

Adjusted (loss) earnings per common share - Diluted	$(0.17)		$(0.26)	$(0.38)		$(0.18)

Adjusted weighted average shares outstanding - Diluted	37.4		37.4	37.5		37.5

	Nine Months Ended			Nine Months Ended
	September 30, 2012			September 30, 2011
	GAAP	Adj *	Non-GAAP	GAAP	Adj *	Non-GAAP
Net revenue	$800.5	$-	$800.5	$948.1	$-	$948.1
Cost of goods sold	646.3	-	646.3	782.9	(1.5)	781.4
Adjusted gross profit	$154.2	$-	$154.2	$165.2	$1.5	$166.7

Adjusted gross margin	19.3%		19.3%	17.4%		17.6%

Operating (loss) income	$(25.7)	$2.0	$(23.7)	$(21.0)	$21.9	$0.9

Adjusted income tax provision (benefit)	$0.6	$-	$0.6	$4.5	$0.4	$4.9

Adjusted (loss) income	$(30.5)	$2.0	$(28.5)	$(33.8)	$21.5	$(12.3)

Adjusted (loss) earnings per common share - Diluted	$(0.81)		$(0.76)	$(0.89)		$(0.32)

Adjusted weighted average shares outstanding - Diluted	37.6		37.6	37.8		37.8

*See Table Six

Table Six

IMATION CORP.
Non-GAAP Financial Measures
(In millions, except for per share amounts)
(Unaudited)

Operating (loss) income / Adjusted operating (loss) income

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2012	2011	2012	2011
Operating loss:	$(6.5)	$(8.3)	$(25.7)	$(21.0)
Restructuring and other
Restructuring	0.1	4.3	4.5	6.4
Gain on sale of fixed assets held for sale	-	-	(0.7)	-
Facility Disposal	-	-	-	7.0
Pension settlement	0.5	0.9	2.0	1.9
Acquisitions and integration	0.1	0.3	1.3	1.5
Intangible asset accelerated amortization	-	-	1.3	-
Acquisition contingent consideration adjustment	(5.5)	-	(8.3)	-
Other	1.2	-	1.9	-
Goodwill impairment	-	-	-	1.6
Litigation settlement	-	2.0	-	2.0
Inventory write-downs related to restructuring programs included in cost of goods sold	-	-	-	1.5
Total adjustments	(3.6)	7.5	2.0	21.9
Adjusted operating (loss) income - Non-GAAP	$(10.1)	$(0.8)	$(23.7)	$0.9

Effect on diluted EPS:
(Loss) income from operations	$(0.17)	$(0.38)	$(0.81)	$(0.89)
Restructuring and other
Restructuring	0.01	0.12	0.12	0.17
Gain on sale of fixed assets held for sale	-	-	(0.01)	-
Facility Disposal	-	-	-	0.18
Pension settlement	0.01	0.02	0.05	0.05
Acquisitions and integration	0.01	0.01	0.03	0.04
Intangible asset accelerated amortization	-	-	0.03	-
Acquisition contingent consideration adjustment	(0.15)	-	(0.22)	-
Other	0.03	-	0.05	-
Goodwill impairment	-	-	-	0.04
Litigation settlement	-	0.05	-	0.05
Inventory write-downs	-	-	-	0.04
Adjusted diluted EPS - Non-GAAP	$(0.26)	$(0.18)	$(0.76)	$(0.32)

EBITDA:
Operating loss	$(6.5)	$(8.3)	$(25.7)	$(21.0)
Depreciation	1.9	2.7	6.1	8.4
Amortization	7.2	6.6	21.7	18.8
EBITDA	$2.6	$1.0	$2.1	$6.2
Restructuring and other	(3.6)	5.5	2.0	16.8
Goodwill impairment	-	-	-	1.6
Litigation settlement	-	2.0	-	2.0
Inventory write-downs related to restructuring programs included in cost of goods sold	-	-	-	1.5
Total adjustments	(3.6)	7.5	2.0	21.9
Adjusted EBITDA	$(1.0)	$8.5	$4.1	$28.1

EBITDA is defined as operating income less depreciation and amortization. Adjusted EBITDA is defined as EBITDA before goodwill, restructuring and other, and inventory write-downs related to restructuring programs included in cost of goods sold.

The Non-GAAP financial measurements (adjusted operating income (loss), adjusted income(loss), adjusted diluted EPS, EBITDA and adjusted EBITDA) are provided to assist in understanding the impact of certain items on Imation's actual results of operations when compared with prior periods. Management believes this will assist investors in making an evaluation of Imation's performance against prior periods on a comparable basis by adjusting for these items. Management understands that there are material limitations on the use of Non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures for the purpose of analyzing financial performance. These Non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from Non-GAAP measures used by other companies. In addition, these Non-GAAP measures are not based on any comprehensive set of accounting rules or principles. This information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States of America.

CONTACT:
Imation Corp.
Scott Robinson, 651-704-4311
srobinson@imation.com